EXECUTION VERSION

POST-CLOSING VOTING AGREEMENT
This POST-CLOSING VOTING AGREEMENT (this “Agreement”) is entered into as of October 30, 2014, by and between CD&R CHC Holdings, L.P., a Cayman Islands exempted limited partnership (the “CD&R Shareholder”) and 6922767 Holding (Cayman) Inc., a Cayman Islands exempted limited company (the “First Reserve Shareholder” and, together with the CD&R Shareholder, the “Shareholder Parties”).
RECITALS
WHEREAS, as of the date hereof, the First Reserve Shareholder is the legal and beneficial owner (as defined in Rule 13d-3 of the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) of 46,519,484 ordinary shares, of a nominal or par value of $0.0001 per share (the “Ordinary Shares”), of CHC Group Ltd., a Cayman Islands exempted limited company (the “Company”); and
WHEREAS, the Company and the CD&R Shareholder are parties to that certain Investment Agreement (as amended, the “Investment Agreement”), pursuant to which, on the date hereof, the Company is issuing to the CD&R Shareholder 116,000 preferred shares, of a nominal or par value of $0.0001 per share, of the Company, designated as “Convertible Preferred Shares” (the “Preferred Shares”), which are convertible into Ordinary Shares, and which entitle the CD&R Shareholder to voting power at the Company commensurate with the number of Ordinary Shares into which the Preferred Shares may be converted, up to a maximum of 49.9% of the total voting power of all Ordinary Shares (including voting power attributable to Preferred Shares that are convertible into Ordinary Shares).
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Investment Agreement.
ARTICLE II
VOTING AGREEMENT
Section 2.1    Agreement to Vote.

(a)    Each Shareholder Party irrevocably and unconditionally agrees to vote, and to cause each Affiliate of such Shareholder Party to whom such Shareholder Party transfers Preferred Shares (and in the case of the CD&R Shareholder, all Ordinary Shares issued upon conversion of the Preferred Shares) or Ordinary Shares to vote, in person or by proxy, at any meeting (whether annual or special and each adjourned, reconvened or postponed meeting) of the Company’s shareholders, however called, or to act by written resolution of the Company’s shareholders (if applicable) with respect to, all Preferred Shares (and in the case of the CD&R Shareholder, all Ordinary Shares issued upon conversion of the Preferred Shares) or Ordinary Shares or other equity securities of the Company having the right to vote for the appointment of directors to the board of directors of the Company (the “Board”) legally and beneficially owned by it to (i) cause the appointment of the designees to the Board of the CD&R Shareholder for so long as the CD&R Shareholder has the right to nominate any directors pursuant to Section 2.2 of the Shareholders’ Agreement, dated as of October 30, 2014, between the CD&R Shareholder, the other shareholders party thereto and the Company (as amended, the “CD&R Shareholders’ Agreement”) and (ii) cause the appointment of the designees to the Board of the First Reserve Shareholder for so long as the First Reserve Shareholder has the right to nominate any directors pursuant to Section 2.1 of the Shareholders’ Agreement, dated as of January 17, 2014, between the First Reserve Shareholder, the other shareholders party thereto and the Company (as amended, the “First Reserve Shareholders’ Agreement”; and, together with the CD&R Shareholders’ Agreement, the “Shareholders’ Agreements”).
(b)    If (i) any of the CD&R Parties (as defined in the CD&R Shareholders’ Agreement) desires to exercise preemptive rights to acquire New Securities (as defined in the CD&R Shareholders’ Agreement) pursuant to Section 2.6 of the CD&R Shareholders’ Agreement and (ii) the issuance of such New Securities would require approval of the shareholders of the Company as a result of any such CD&R Party’s status as an Affiliate of the Company, the First Reserve Shareholder irrevocably and unconditionally agrees to vote, and to cause each Affiliate of the First Reserve Shareholder to whom the First Reserve Shareholder transfers Ordinary Shares to vote, in person or by proxy, at any meeting (whether annual or special and each adjourned, reconvened or postponed meeting) of the Company’s shareholders, however called, or to act by written resolution of the Company’s shareholders (if applicable) with respect to, all Ordinary Shares or other equity securities of the Company having the right to vote in favor of such issuance beneficially owned by it, in favor of such issuance.
ARTICLE III
MISCELLANEOUS
Section 3.1    Termination. This Agreement shall terminate from and after such time as either the CD&R Shareholder or the First Reserve Shareholder is not obligated to vote its shares in favor of the other Shareholder Party’s nominee(s) pursuant to Section 2.1(a), except as provided in the next sentence. If, following the date hereof, either Shareholder Party enters into an amendment to the applicable Shareholders’ Agreement that directly modifies the rights and obligations of such Shareholder Party with respect to the nomination and appointment of designees to the Board, the other Shareholder Party shall not be obligated to vote its shares in favor of the amending party’s nominee(s) unless it has consented in writing to such amendment, and, in such event, this Agreement shall remain in effect notwithstanding the previous sentence and the amending party shall remain obligated to vote its shares as provided in Section 2.1(a).
Section 3.2    Amendments, Waivers. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance
Section 3.3    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (i) on the date of delivery if delivered personally or by telecopy, facsimile or electronic mail, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to the CD&R Shareholder, to it at:
c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, NY 10152
Attn:    Nathan K. Sleeper
Fax:    (212) 407-5252
Email: nsleeper@cdr-inc.com

with a copy to (which copy alone shall not constitute notice):
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attn:    Kevin A. Rinker
Fax:    (212) 521-7569
Email: karinker@debevoise.com

If to the First Reserve Shareholder, to it at:
c/o First Reserve Corporation
First Reserve
One Lafayette Place

Greenwich, CT 06830
Attn:     Alan G. Schwartz
Fax:     (203) 661-6601
Email:    aschwartz@firstreserve.com

with a copy to (which copy alone shall not constitute notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn:    William E. Curbow
Fax:    (212) 455-2502
Email:    wcurbow@stblaw.com

and with a copy to (which copy alone shall not constitute notice):
Simpson Thacher & Bartlett LLP
2 Houston Center – Suite 1475
909 Fannin Street
Houston, Texas 77010
Attn:    Christopher R. May
Fax:    (713) 821-5602
Email:    cmay@stblaw.com

Section 3.4    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 3.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 3.6    Entire Agreement; Assignment. This Agreement, together with the Shareholders’ Agreements, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties; provided, however, that either Shareholder Party may, without the consent of the other party, assign this Agreement to one or more of its Controlled Affiliates (as defined in the applicable Shareholders’ Agreement) that become a party to the applicable Shareholders’ Agreement in connection with the transfer of any Preferred Shares or Ordinary Shares by such Shareholder Party to such Controlled Affiliate(s).
Section 3.7    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 3.8    Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or” and “any” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 3.9    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 3.9 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 3.10    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, and no party will allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at Law.
Section 3.11    No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between parties hereto and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto.
Section 3.12    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Such counterpart executions may be transmitted to the parties by facsimile transmission or electronic “.pdf”, which shall have the full force and effect of an original signature.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CD&R CHC Holdings, L.P.
By: CD&R Investment Associates IX, Ltd.
its general partner
By:    /s/ Theresa A. Gore
    Name: Theresa A. Gore
    Title: Vice President, Treasurer and
     Assistant Secretary

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

6922767 HOLDING (CAYMAN) INC.

By: /s/ Dod E. Wales
Name:     Dod E. Wales
Title:     Director

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